Exhibit 99.1

NEWS RELEASE for January 15, 2004 at 7:30 AM EST

Contact:	Allen & Caron Inc
	Jay F. McKeage (investors)	Len Hall (media)
	212-691-8087	949-474-4300
	jay@allencaron.com	len@allencaron.com

KEVIN N. McGRATH APPOINTED

PRESIDENT & CEO OF DIGITAL ANGEL CORPORATION

SO. ST. PAUL, MN (January 15, 2004) … The Board of Directors of Digital Angel Corporation (Amex:DOC), an advanced technology company in the field of rapid and accurate identification, location tracking, and condition monitoring of high-value assets, today announced that it has elected Kevin N. McGrath, 50, to the positions of President and Chief Executive Officer of the Company, replacing outgoing CEO Van Chu, 57.  McGrath was appointed to Digital Angel’s Board of Directors on January 5, 2004.

Speaking for the Board of Directors, Scott Silverman, Vice Chairman, commented, “We are very pleased to have someone with Kevin’s background become CEO of Digital Angel Corporation. His experience in launching and directing satellite-based services fits extremely well with the strategic direction of Digital Angel, which includes the rapid identification, location, tracking and condition monitoring of high-value assets. With the recent occurrence of Mad Cow Disease (BSE) in the U.S., it is a critical time for the Company to leverage its technological strengths, especially as they relate to its livestock tracking and meat-safety systems.”

Commenting on his appointment, McGrath stated, “I am grateful to the Digital Angel Board for the confidence in me they have demonstrated by appointing me Chief Executive Officer. Digital Angel is ideally positioned for rapid growth in several key markets. I look forward to working with the entire Digital Angel management team to realize that growth, while at the same time driving the Company towards profitability.”

Prior to joining Digital Angel, McGrath spent 16 years at El Segundo, CA-based Hughes Electronics Corp., including seven years as Chairman of DirecTV Latin America, a Hughes subsidiary based in Fort Lauderdale, FL.  McGrath was a Hughes Corporate Vice President and a member of its Management Committee, and was responsible for the start-up, development and operation of what has become the world’s largest Latin American, direct-to-home pay television business, with 1.6 million subscribers in 28 countries and more than $600 million in annual revenues.

MORE-MORE-MORE

About Digital Angel Corporation

Digital Angel Corporation develops and deploys sensor and communications technologies that enable rapid and accurate identification, location tracking, and condition monitoring of high-value assets. Applications for the Company’s products include identification and monitoring of pets, fish and livestock through its patented implantable microchips; location tracking and message monitoring of vehicles and aircraft in remote locations through systems that integrate GPS and geosynchronous satellite communications; and monitoring of asset conditions such as temperature and movement, through advanced miniature sensors.

Digital Angel Corporation is majority-owned by Applied Digital Solutions, Inc. (Nasdaq:ADSX).  For more information about Digital Angel, please visit www.DigitalAngelCorp.com.

Statements about the company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and the company’s actual results could differ materially from expected results. The company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

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